The Securities in the form of the Promissory Note of GLOBAL ALASKA INDUSTRIES, INC., have not been registered under the Securities Act of 1933, as amended, or under any state securities laws. Such securities cannot be sold, transferred, assigned or otherwise disposed, except in accordance with the Securities Act of 1933, as amended, and applicable state securities laws.

PROMISSORY NOTE
$2,385,170.27	Anchorage, Alaska
July 1, 2001

        FOR VALUE RECEIVED, GLOBAL ALASKA INDUSTRIES, INC., an Alaska corporation, and its successors and assign, (the "Maker" or "Company") promises to pay to the order of MARK GRIFFIN (the "Holder") at 3707 Woodland Drive, #4, Anchorage, Alaska 99517, or at such other place as Holder may from time to time designate in writing, the principal sum of TWO MILLION THREE HUNDRED EIGHTY-FIVE THOUSAND ONE HUNDRED SEVENTY AND 27/100 DOLLARS ($2,385,170.27) in lawful money of the United States of America, together with interest on so such thereof as is from time to time outstanding at the rate hereinafter provided, and payable as hereinafter provided.

       1.        Interest Rate. The unpaid principal balance of this Convertible Promissory Note ("Note") shall bear interest commencing April ___, 2001 at the rate of eight percent (8%) per annum, simple interest.

       2.       Payment. Principal and interest due under this Note shall be payable as follows:

              a.       Commencing on before July 15, 2001, and continuing thereafter until the Note is paid in full, the principal and accrued interest shall be payable in equal monthly installments of $43,000 each. Interest shall be calculated from the date hereof and interest accrued for the period commencing the date hereof.

              b.        In addition to the regular monthly installments provided herein, Maker shall be obligated to prepay the principal balance of the Note to the extent of and in an amount equal to fifty percent (50%) of Maker's annual earnings before interest, taxes, depreciation and amortization ("EBITDA"), in excess of $1,300,000 per year (the "Mandatory Payment").

       3.        Maturity Date. The total outstanding principal balance hereof, together with accrued and unpaid interest, shall be due and in full six (6) years from the date hereof.

       4.        Default, Penalty, Interest and Attorney Fees. Any default in the provisions of that certain Stock Purchase and Sales Agreement executed and entered into contemporaneous with this Promissory Note for which consideration is being given, shall be deemed a breach of and default in the terms and conditions of this Note. Said Stock Purchase and Sales Agreement is hereby incorporated herein by reference as stating Maker's obligations and continuing responsibility during the term of this Promissory Note, in addition to the specific terms and provisions stated herein.

       Default shall include, but not be limited to, non-payment of any respective installment and/or applicable late payment penalty described in this Note within ten (10) days of the due date thereof. In the event that any installment and/or applicable late payment penalties have not been apid to and received by the Holder within ten (10) days of the date due, Holder may declare a default and may further declare the entire then outstanding balance due and owing; fully accelerating total payments of all principal, penalties, and interest thereon.

       In the event that any payment due hereunder shall not have been paid to and received by the Holder within seven (7) days of due date of such payment, a late payment penalty of Ten Thousand Dollars ($10,000) shall immediately become due and owing in addition to the payment, or payments then overdue.

       Upon default hereunder, the balance of the principal remaining unpaid, interest accrued thereon, and all other costs and fees shall bear interest at the rate of twelve percent (12%) per annum from the date of default, or the date of advance, as applicable. Holder shall have the right to immediately seize, and take possession thereof, of any and all collateral, inventory, furniture, fixtures and equipment, as well as accounts receivables and assets given as security for the sale and purchase evidenced by the terms of this Promissory Note and the Stock Purchase and Sales Agreement incorporated herein. In the event of default, the Maker and all other parties liable hereon agree to pay all costs of collection, seizure of security interest given, including reasonable attorney's fees.

       5.        Escrow. All original documents executed herewith, to include Stock Purchase and Sales Agreement, this Promissory Note, and the original executed stock in Alaska Bingo Supply, Inc. shall be placed in escrow with the First National Bank of Anchorage, Main Branch, with all payments made pursuant to the agreement of the parties being paid and recorded through said escrow.

       6.       Interest Calculation. Daily interest shall be calculated on a 365-day year and the actual number of days in each month.

       7.       Nonrecourse Obligation. The obligation of Maker to pay all sums of principal, interest and other amounts due and owing under this Note is secured by (i) Stock Pledge Agreement of even date covering one hundred percent (100%) of the issued and outstanding shares of common stock of ALASKA BINGO SUPPLY, INC., an Alaskan corporation ("ABS"); and (ii) a General Security Agreement and Financing Statement covering all of the tangible and intangible assets of ABS. This Note and Maker's obligation hereunder shall be deemed to be nonrecourse as to Maker; and in the event of Maker's default hereunder, Holder's sole and exclusive remedies shall be to exercise its rights under the Stock Pledge Agreement and General Security Agreement, and under no circumstances shall Maker have any liability for any deficiency which may result following Holder's exhaustion of such remedies.

              Upon default of any provision referenced herein, Holder may immediately retake all documents held in escrow, with or without notice, seize and take possession of all collateral and assets given as security for and in consideration of the terms and conditions of this Promissory Note.

       8.        Costs of Collection. Maker agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the Holder's rights hereunder or under any instrument securing payment of this Note, Maker shall pay to Holder its reasonable attorney's fees and all court costs and other expenses incurred in connection therewith, regardless of whether a lawsuit is ever commenced or whether, if commenced, the same proceeds to judgment or not. Such costs and expenses shall include, without limitation, all costs, reasonable attorneys' fees, and expenses incurred by Holder in connection with any insolvency, bankruptcy, reorganization, foreclosure, deed in lieu of foreclosure or similar proceedings involving Maker or any endorser, surety, guarantor, or other person liable for this Note which in any way affect the exercise by Holder of its rights and remedies under this Note, or any other document or instrument securing, evidencing, or relating to the indebtedness evidenced by this Note.

       9.       Application of Payments. Any payment made against the indebtedness evidenced by this Note shall be applied against the following items in the following order: (1) costs of collection, including reasonable attorney's fees incurred or paid and all costs, expenses, default interest, late charges and other expenses incurred by Holder and reimbursable to Holder pursuant to this Note (as described herein); (2) default interest accrued to the date of said payment; (3) ordinary interest accrued to the date of said payment; and finally, outstanding principal.

       10.       Assignment of Note . This Note may be assigned by Maker to any entity that acquires Maker or substantially all Maker's assets.

       11.       Non-Waiver. No delay or omission on the part of Holder in exercising any rights or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy under this Note. A waiver on any one or more occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

       12.       Maximum Interest. In no event whatsoever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or retention of the money to be loaned hereunder ("Interest") exceed the maximum amount permissible under applicable law. If the performance or fulfillment of any provision hereof, or any agreement between maker and Holder shall result in Interest exceeding the limit for Interest prescribed by law, then the amount of such Interest shall be reduced to such limit. If, from any circumstance whatsoever, Holder should receive as Interest an amount which would exceed the highest lawful rate, the amount which would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder (or, at the option of Holder, be paid over to Maker) and not to the payment of Interest.

       13.       Purpose. Maker certifies that the debt evidenced by this Note is obtained for business or commercial purposes and that the proceeds thereof will not be used primarily for person, family, household, or agricultural purposes. This Note is issued "in substitution" for the Promissory Note dated August 1, 1997 which was replaced by the certain Promissory Note dated March 31, 1998 given by Maker to Holder, for the purpose stated in the General Security Agreement dated August 1, 1997, and such security agreement and related financing statement remain in full force and effect.

       14.       Waiver of Presentment. Maker and the endorsers, sureties, guarantors and all persons who become liable for all or any part of this obligation shall be jointly and severally liable for such obligation and hereby jointly and severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest, and any and all lack of diligence of delays in collection or enforcement hereof.

       15.        Governing Law. As an additional consideration for the extension of credit, Maker and each endorser, surety, guarantor, and any other person who may become liable for all or any part of this obligation understand and agree that the indebtedness evidenced by this Note is made in the State of Alaska and the provisions hereof will be construed in accordance with the laws of the State of Alaska, and such parties further agree that in the event of default, this Note may be enforced in the Superior Court for the State of Alaska sitting in Anchorage, Alaska, and they do hereby submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement hereof may be executed.

       16.       Binding Effect. The term "Maker" as used herein shall include the original Maker of this Note and any party who may subsequently become liable for the payment hereof as an assumer with the consent of the Holder, provided that Holder may, at its option, consider the original Maker of this Note alone as Maker unless Holder has consented in writing to the substitution of another party as Maker. The term "Holder" as used herein shall mean Holder or, if this Note is transferred, the then Holder of this Note.

       17.       Relationship of Parties. Nothing herein contained shall create or be deemed or construed to create a joint venture or partnership between Maker and Holder, Holder is acting hereunder as a seller only.

       18.       Severability. Invalidation of any of the provisions of this Note or of any paragraph, sentence, clause, phrase, or word herein, or the application thereof in any given circumstance, shall not affect the validity of the remainder of this Note.

       19.       Amendment. This Note may not be amended, modified, or changed, except only by an instrument in writing signed by both of the parties.

       20.       Time of the Essence. Time is of the essence for the performance of each and every obligation of Maker hereunder.

       IN WITNESS WHEREOF, the undersigned has executed this Note effective as of the 1st day of July, 2001.
GLOBAL ALASKA INDUSTRIES, INC. an Alaska corporation
By:/s/ Clifford C. Thygesen Clifford C. Thygesen, Officer
GLOBAL CASINOS, INC., a Utah corporation
By:/s/ Frank L. Jennings Frank L. Jennings, Officer